UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2005

Sepracor Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19410	22-2536587
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

84 Waterford Drive Marlborough, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 481-6700

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On January 10, 2005 (the “Effective Date”), Sepracor Inc. (“Sepracor”) entered into a License, Option and Collaboration Agreement (“Collaboration Agreement”) with ACADIA Pharmaceuticals Inc. (“ACADIA”) for the development of new drug candidates targeted towards the treatment of central nervous system disorders.  The collaboration has been established to investigate primarily potential clinical candidates resulting from using ACADIA’s medicinal chemistry and discovery platform against a broad array of selective muscarinic receptors, which are receptors that respond to acetylcholine, a neurotransmitter in the central nervous system.  The collaboration includes ACADIA’s m1 agonist program, which would target neuropsychiatric/neurologic conditions and neuropathic pain.  Under the Collaboration Agreement, the parties have agreed to collaborate with each other to research and develop certain compounds that interact with these muscarinic receptors. These compounds may be developed and commercialized in any field outside of the prevention or treatment of ocular disease.  Sepracor will have exclusive worldwide rights to develop and commercialize these compounds.

Under the Collaboration Agreement, ACADIA has also granted to Sepracor an option to select and obtain exclusive worldwide rights to develop and commercialize one preclinical compound from ACADIA’s 5-HT2A program for use in combination with LUNESTA™ (eszopiclone), Sepracor’s insomnia drug, for sleep-related indications.  To exercise this option, Sepracor is required to pay ACADIA an option exercise fee prior to the end of a specified option exercise period.  ACADIA’s Phase II programs encompassing ACP-103 for treatment-induced dysfunction in Parkinson’s disease, ACP-103 as an adjunctive therapy for schizophrenia, and ACP-104 for treatment of schizophrenia, are not included as part of the collaboration.

During the three-year research term of the Collaboration Agreement, Sepracor will provide ACADIA with research funding.  In addition, Sepracor has agreed to pay ACADIA milestone payments upon the achievement of specified development and regulatory milestones for each product developed under the collaboration, including any combination product with LUNESTA that is developed under the collaboration.  Sepracor has also agreed to pay ACADIA royalties on net worldwide sales on products developed under the collaboration.  If all development and regulatory milestones are achieved with respect to a single product in the muscarinic program, Sepracor would be required to pay ACADIA up to approximately $40 million in aggregate milestone and research funding payments in addition to royalties on net worldwide sales of such product.  If all development and regulatory milestones are achieved with respect to any combination product with LUNESTA for sleep-related indications, Sepracor would be required to pay ACADIA up to approximately $35 million in aggregate milestone and option exercise payments in addition to royalties on net worldwide sales of such product.

The Collaboration Agreement will expire once Sepracor’s obligation to pay royalties to ACADIA under the Collaboration Agreement has terminated, provided that at least one muscarinic compound has been selected by Sepracor by the end of the three-year research term or the 5-HT2A option has been exercised by Sepracor.  If no muscarinic compound has been selected by the end of the three-year research term and the 5-HT2A option has not been exercised, then the Collaboration Agreement will expire immediately following the end of the three-year research term.  Either party may terminate the Collaboration Agreement for cause by giving advance written notice to the other party of an uncured material breach by the other party or of the bankruptcy, insolvency, dissolution or winding up of the other party.  Sepracor has the right to terminate the Collaboration Agreement for any reason after the expiration of the research term by giving advance written notice to ACADIA.  ACADIA has the right to terminate the Collaboration Agreement if Sepracor does not purchase the shares of ACADIA common stock that it is required to purchase on the one year anniversary of the Effective Date pursuant to the stock purchase agreement described below.

In connection with the collaboration, Sepracor has agreed to purchase up to an aggregate of $20 million of ACADIA common stock in two tranches pursuant to the terms of a stock purchase agreement.  In the first tranche, which closed on January 13, 2005, Sepracor purchased $10 million of ACADIA common stock at a 40 percent premium to the average closing sales price for the 30 trading days prior to the Effective Date.   ACADIA issued 1,077,029 shares of its common stock to Sepracor in the first tranche at a price per share of approximately $9.2848.  Sepracor has also agreed to purchase a second tranche of up to an additional $10 million of ACADIA common stock at a 25 percent premium to the trailing 30-day average closing sales price per share as of the one-year anniversary of the Effective Date, subject to customary closing conditions.  These two stock purchases, in the aggregate, may not exceed 19.99 percent of ACADIA’s outstanding common stock as of the second closing date, after giving effect to Sepracor’s purchases.  In the event that ACADIA is required pursuant to Nasdaq rules, to obtain, and fails to obtain, stockholder approval for the issuance of the full amount of shares, then the number of shares to be purchased at the second offering would be decreased to a lesser amount.  In that case, the lesser amount of shares to be sold to Sepracor in the second tranche would be the maximum number that could be sold without the required stockholder approval.  If this lesser amount of shares is purchased by Sepracor, then Sepracor would also pay ACADIA 25 percent of the difference between the full amount of the shares and the lesser number of shares actually purchased at the second closing multiplied by the trailing 30-day average closing sales price.  The shares of ACADIA common stock to be issued to Sepracor pursuant to the purchase agreement were and will be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder, as a transaction to an accredited investor not involving a public offering.

Under the terms of the stock purchase agreement, Sepracor has agreed to certain standstill provisions whereby it will refrain from acquiring or taking certain other actions with respect to ACADIA common stock.  With respect to the shares of common stock purchased and to be purchased under the stock purchase agreement, ACADIA and Sepracor entered into a registration rights agreement dated as of the effective, pursuant to which ACADIA granted Sepracor certain piggyback and demand registration rights.

Item 8.01.  Other Events

On January 11, 2005, Sepracor announced a revision to the anticipated commercial availability of LUNESTA brand eszopiclone for the treatment of insomnia.  On December 15, 2004, the U.S.

Food and Drug Administration (the “FDA”) approved the New Drug Application (the “NDA”) for LUNESTA for the treatment of insomnia.  As expected, the FDA recommended that LUNESTA, like all other non-benzodiazepine hypnotics, be classified as a Schedule IV controlled substance by the Drug Enforcement Administration (the “DEA”).

The Federal government’s administrative process for formally classifying LUNESTA as a Schedule IV controlled substance is not yet complete.  Because of uncertainties regarding marketing the product prior to completion of scheduling, Sepracor’s plan to make LUNESTA commercially available in early January 2005 is no longer feasible.  Sepracor is currently working diligently with the FDA and DEA to resolve these uncertainties and conclude final administrative actions related to the scheduling of LUNESTA.

At this time, Sepracor anticipates that LUNESTA will be available to patients nationwide within the first quarter of 2005.

Forward-Looking Statements

Certain statements in this current report are forward-looking statements that involve risks and uncertainties.  Such forward looking statements include statements with respect to the purchase of shares of ACADIA common stock, potential milestone and royalty payments under the collaboration, the research and development of drug candidates under the collaboration and the commercial launch of, and the safety, efficacy and potential benefits of, LUNESTA brand eszopiclone and any compounds discovered or developed under the collaboration. Actual events or results may differ materially from those projected in any forward-looking statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the ability of Sepracor and ACADIA to collaborate successfully; the ability to fund, and the results of, research, development and clinical trials; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s and ACADIA’s patents and the patents of others; unexpected delays in commercial introduction of, and the commercial success of, LUNESTA; the ability of Sepracor and ACADIA to attract and retain qualified personnel; the ability of Sepracor and ACADIA to meet the closing conditions required for the consummation of the stock purchases; and certain other factors that are detailed in ACADIA’s and Sepracor’s quarterly reports on Form 10-Q for the quarter ended September 30, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this current report represent Sepracor’s expectations and beliefs as of the date of filing of this current report. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change.  However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the filing date of this current report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sepracor Inc.

Date: January 14, 2005	By:	/s/ Robert F. Scumaci
Robert F. Scumaci Executive Vice President, Finance and Administration